Exhibit 99.2

Operator’s Opening Script:

Welcome to the Fourth Quarter 2019 New York City REIT, or NYCR, webcast. All participants will be in listen-only mode.

Please note, this event is being recorded. Also note that certain statements and assumptions in this webcast presentation which are not historical facts will be forward-looking and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements are subject to certain assumptions and risk factors which could cause the Company’s actual results to differ materially from these forward-looking statements. We refer all of you to our SEC filings including the Form 10-K filed for the year ended December 31, 2019 filed on March 19, 2020 and all other filings with the SEC after that date for a more detailed discussion of the risk factors that could cause these differences.

You may submit questions during today’s webcast by typing them in the box in the lower right of the screen and a member of our investor relations group will follow-up to answer questions directly after the presentation. Also, please note that later today a copy of the presentation and replay of this webcast will be available on the company’s website at www.newyorkcityreit.com.

I would now like to turn the call over to Michael Weil, Chief Executive Officer of AR Global. Please go ahead.

Opening Script

Hi, this is Mike Weil, CEO of AR Global. I would like to take a few minutes to update you all about the AR Global platform before going into the 4th quarter webinar materials.

Although this call is a fourth quarter review, we’d be remiss if we didn’t acknowledge the on-going COVID-19 pandemic. As we’re all focused on the health of our families and the country at large, we wanted to provide a corporate update to shareholders. While we are doing our part to be responsible global corporate citizens, we remain confident, believing that our business is in good order and that our tenants are strong. We will continue to focus on building and managing high-quality portfolios that are committed to the differentiated investment strategies that define our two publicly traded and two public, non-traded REITs. We believe that the current disruption in global markets could result in the availability of favorable debt terms and lowered competition for high-quality acquisitions. Our objective, at the appropriate time, is to take the steps necessary to capitalize on these opportunities. The portfolio of each of our REITs are already stocked with tenants who have investment-grade credit, provide essential or in-demand services, and are likely to continue to operate, whether physically in the space they lease from us or virtually, throughout the duration of the crisis.

During 2019 and during the first three months of 2020, many economic and political developments in the U.S. and abroad have dominated the headlines and caused market disruptions. Central banks around the world have been responding to global economic slowdowns prompted by international trade disputes and concerns related to the COVID-19 Coronavirus by cutting interest rates and adjusting monetary policy in order to stimulate their economies and promote credit and business investment. While most central banks were already supporting a low interest rate environment, the reduction of the Federal Funds rate in the U.S., even before the Coronavirus became a global event, marked a major reversal of monetary policy from the past decade. The Fed Funds rate in 2019 had risen to a high of 2.45%, a level not seen since before the financial crisis, and is currently effectively zero after further reductions by the US Federal Reserve. Recently, and in light of the many unknowns surrounding the coronavirus and the upcoming presidential election, we have witnessed a significant increase in the VIX, a measure of volatility and investor uncertainty. In general, a VIX of over 20 indicates a high degree of volatility. In recent weeks we have seen VIX values of at least 35 and beyond 75 as the market responds to developments on political and world healthcare fronts. We anticipate that a heightened degree of volatility will persist throughout the resolution of the COVID-19 pandemic and the presidential election in November.

The REITs on AR Global’s platform capitalized on business opportunities presented by market uncertainty to deliver a strong finish to 2019, capturing strong investment spreads by completing acquisitions at what we believe are attractive cap rates while financing at relatively low-interest rates, as well as taking advantage of opportunities to raise equity.

American Finance Trust (NASDAQ symbol AFIN) completed an $87 million Series A Preferred Stock add-on at a lower effective yield than the initial offering and raised an additional $32 million through its ATM program to help fund over $420 million of acquisitions during 2019. AFIN also completed an inaugural $242 million asset backed security financing (ABS) which diversified and provided flexibility to the Company’s capital structure. AFIN’s portfolio, as of the end of 2019, consisted of 819 properties in 46 states and the District of Columbia. Portfolio occupancy was over 94.5% on over 18 million square feet of rentable space with average annual rent escalators of 1.3% and 8.8 years of remaining lease term. 100% of the straight-line rent generated by AFIN’s top ten tenants comes from actual or implied investment grade rated tenants. Please refer to AFIN’s most recent earnings release (available on AFIN’s website at www.americanfinancetrust.com) for more information about what AFIN considers to be implied investment grade tenants. We believe the quality and stability of AFIN’s earnings serves as an important differentiator for the company. We are confident that the long-term net lease structure of many of AFIN’s leases will help ensure the REIT from volatility as it continues to provide shareholders with consistent, dependable income through a portfolio of best of class assets. We have continued to close on AFIN’s pipeline with over $50 million of acquisitions closed during the quarter ended March 31, 2020, throughout the recent market turmoil.

Our other publicly traded REIT, Global Net Lease (New York Stock Exchange symbol GNL), completed an $86.2 million Series B Preferred Stock offering at a lower yield than its initial Series A offering while raising an additional $298 million through its ATM programs to help fund acquisitions and capital expenditures of $576.4 million during 2019. GNL closed 2019 and entered 2020 well-positioned for steady and deliberate growth through its portfolio of industrial, distribution and office assets net leased on a long-term basis to primarily investment grade tenants. Please refer to GNL’s most recent earnings release (available on GNL’s website at www.globalnetlease.com) for more information about what GNL considers to be implied investment grade tenants. During the year, GNL closed on 39 acquisitions, well balanced between industrial and office properties located primarily in the United States. The weighted average cap rate for these acquisitions was 7.4% with a weighted average remaining lease term of 12.5 years at closing. In December, the company closed on the first part of a $180 million US and European sale-leaseback transaction with Whirlpool, a Fortune 150 company. We closed on the second part of this transaction in the first quarter. GNL’s $3.7 billion of real estate investment at cost, 278 property, 31.6 million square feet portfolio, as of December 31, 2019, is of the highest quality, producing steady, predicable cash flow that generates growth with embedded annual rent escalators. As of the end of the fourth quarter, the portfolio was 99.6% leased with a weighted average lease term remaining of 8.3 years and 68.2% of straight-line rent coming from actual or implied investment grade tenants. 93.2% of the leases have embedded contractual rent growth, providing further predictable upside going forward.

On the non-traded REIT front, Healthcare Trust, Inc. (“HTI”) completed a $40 million Series A Preferred Stock offering. HTI’s Series A Preferred Stock trades on the NASDAQ under the ticker symbol HTIA and is the first example of NASDAQ traded preferred shares ever issued by a non-traded REIT. HTI was extremely active in both the debt and equity capital markets last year as we accessed capital markets at opportunistic times and leveraged our banking relationships to create an industry-first security, funding growth and lowering interest expense.

HTI continues its focus on two strong healthcare real estate segments: Medical Office Building (“MOB”) and Seniors Housing Operating Properties (“SHOP”). During 2019, the company closed on $85.4 million of real estate while maintaining modest net leverage of 38%. Please refer to HTI’s investor presentation expected to be filed April 1, 2020 (available on HTI’s website at healthcaretrustinc.com) for HTI’s definition of net leverage. During the fourth quarter, the issuance of Series A Preferred Stock served as an introduction for HTI to the public markets and the institutional investor community. It demonstrated an innovative approach for a non-traded REIT and provided proceeds to help fund its acquisition pipeline.

Lastly, we were focused on the leasing program for New York City REIT (“NYCR”), an AR Global advised REIT which invests in New York City real estate. As of the end of February, we have executed leases for which rent has not yet commenced for 42,600 square feet at 9 Times Square, 123 William Street and 1140 Avenue of the Americas. We have a further forward pipeline of over 50,000 square feet of new leases and lease renewals that we are negotiating. We continue to focus on strategic objectives, emphasizing new and renewal leasing activity, maintaining an efficient capital structure and pursuing selective acquisitions.

I am proud of the steady accomplishments we continue to record for each of the four REITs on the AR Global platform. Today these REITs own more than $12 billion in assets in 8 countries. Over 1,000 unique tenants occupy our 1,298 properties over 61 million square feet. As of the applicable proxy record dates for 2020 annual meetings, we have over 135,000 shareholders who own stock in our companies directly or beneficially. Our REITs rely on AR Global’s professionals across six offices in New York, San Diego, London, Newport, RI, Luxembourg, and Jenkintown, PA, to provide steady growth and quality of earnings through value enhancing initiatives.

In closing, I would like to thank you for your support and confidence in AR Global and the REITs we advise. While no one yet knows the global economic impact of the current pandemic, we continue to work hard as a manager and with our tenants to insure continued successful operations at our properties. To be sure, the current challenge is one that will impact every business and, although we don’t underestimate the significance of COVID-19, we believe this is a short to midterm crisis. Once it is resolved, we believe that the strength of our high-quality portfolios will be apparent. As we look ahead to 2020 and beyond, we are committed to executing on our investment objectives across our platform in order to achieve strong steady results for our stockholders. I would like to thank you for joining us on today’s call and wish you and your families good health during this turbulent time. We will now begin today’s presentation.

NYCR Webinar Script

Slide 3: NYCR Highlights – (Mike Weil)

I’d like to begin with some of the highlights from the fourth quarter of 2019 based on information contained in our recently filed 10-K.

As of December 31, 2019, New York City REIT’s overall occupancy was 90%. Year over year, the greatest occupancy gains were realized at 9 Times Square which saw occupancy increase by 5.8% to 90.1% when compared to December 31, 2018. NYCR had three executed long-term leases and one lease renewal that had yet to commence as of February 29, 2020. As these commence, they will extend occupancy by over 42,000 square feet, resulting in 91% occupancy and provide annual rent revenue of $2.8 million.

Slide 4: Q4 2019 Leasing Activity – (Mike Weil)

Leasing remains a focus of New York City REIT. At the end of the fourth quarter, we had overall occupancy of 90% and believe that our ongoing leasing efforts will have long-term benefits. In addition to the leases and renewal executed, we also have a significant pipeline of new leases, amendments, and renewals aggregating over 51,000 square feet totaling $3.4 million in annual rent revenue.

Slide 5: Key Initiatives – (Mike Weil)

Our strategy at NYCR is straight-forward: drive organic growth through leasing activity, continue to prudently finance our assets to maintain an efficient capital structure, and selectively pursue additional acquisitions with a focus on assets located in Manhattan. By executing on these initiatives, we continue to better position the company for an eventual liquidity event.

Additionally, NYCR’s net leverage remains conservative at 41%, providing room for potential portfolio growth.

Slide 6: New York City Market Trends – (Mike Weil)

The New York City real estate market continues to have strong and desirable long-term fundamentals, particularly in the Manhattan office market. As we’ve mentioned in the past, Manhattan is a supply constrained market that has historically contributed to long-term growth of rents and corresponding increases in property values. However, historic development projects on the west side of the city and evolving zoning requirements have led to a massive increase of office, retail and residential development in the last decade and have caused dramatic shifts in the office leasing market. It is no small feat that we have managed to grow occupancy in our portfolio throughout this city-wide expansion. We believe that our active management and continued work with brokerage teams that are specialists in our properties differentiate us from the competition and encourage continued interest from tenants looking for space in our sub-markets.

Slide 7: Portfolio Overview – (Mike Weil)

New York City REIT has a portfolio of $863 million of real estate investments at cost consisting of eight properties as of December 31, 2019, with portfolio occupancy of 89.6% and a weighted average remaining lease term of 6.8 years.

As you can see from the map on the right-hand side, with the exception our medical office property, which is in Brooklyn, our assets are centralized in Manhattan. We expect future acquisition activity to be focused on properties located in Manhattan.

I’d now like to turn the call over to Chris Masterson, Chief Financial Officer of NYCR.

Slide 8: Balance Sheet Summary– (Chris Masterson)

Thank you, Mike. Slide 8 provides a snapshot of our balance sheet at quarter end. New York City REIT’s total real estate at cost stood at $863 million, which consists of the eight properties that the Company owns. As of December 31, 2019, NYCR’s cash and cash equivalents balance was $51 million. We also had seven loans outstanding with a combined gross balance of $405 million. The company’s net leverage was 41%, with a weighted average effective interest rate of 4.4%.

Our board of directors has not yet reinstated the distribution. As additional rent commences under new leases and once the effects of the current COVID-19 pandemic on our portfolio become more certain, the Board will evaluate the resumption of distributions.

Slide 9: Management Team – (Chris Masterson)

Our management team and Board remain focused on driving earnings within the portfolio and preparing the company for a full-cycle liquidity event for shareholders. While nothing has been announced at this time, our team remains committed to maximizing shareholder value over the long term and preparing the company for an eventual liquidity event.

Closing Comments – (Chris Masterson)

We thank you for joining us today. For account information, including balances and the status of submitted paperwork or for any questions in general, please call us at (866) 902-0063.

Operator Closes the Call

The conference has now concluded. If you have submitted questions during today’s webcast, a member of our investor relations group will follow-up to answer your questions. Also, please note that later today a copy of the presentation and replay of this webcast will be available on the company’s website at www.newyorkcityreit.com.

Thank you for attending today’s presentation. You may now disconnect.